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                       February 1, 2023

       Dinggui Yan
       Chief Executive Officer
       Jiayin Group Inc.
       18th Floor, Building No. 1
       Youyou Century Plaza
       428 South Yanggao Road
       Pudong New Area, Shanghai 200122
       People's Republic of China

                                                        Re: Jiayin Group Inc.
                                                            Form 20-F for the
fiscal year ended December 31, 2020
                                                            Filed April 30,
2021
                                                            Form 20-F for the
fiscal year ended December 31, 2021
                                                            Filed April 29,
2022
                                                            File No. 001-38806

       Dear Dinggui Yan:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Finance